 As filed with the Securities and Exchange Commission on February 9, 1999
                                                      Registration No. 333-70919

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                --------------
                           MICROSTRATEGY INCORPORATED
             (Exact name of Registrant as specified in its charter)

            Delaware                              7372                            51-0323571
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 incorporation or organization)       Classification Code Number)             Identification No.)

                           8000 Towers Crescent Drive
                             Vienna, Virginia 22182
                                 (703) 848-8600
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                --------------
                             Mr. Michael J. Saylor
                     President and Chief Executive Officer
                           8000 Towers Crescent Drive
                             Vienna, Virginia 22182
                                 (703) 848-8600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                --------------
                                   Copies to:

             John D. Watson, Esq.                David C. Chapin, Esq.
            John B. Scanlon, Esq.             Christopher J. Austin, Esq.
               Latham & Watkins                      Ropes & Gray
  1001 Pennsylvania Avenue, N.W., Suite 1300    One International Place
             Washington, DC 20004                  Boston, MA 02110
                (202) 637-2200                      (617) 951-7000

     Approximate date of commencement of the proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of Each Class of                     Proposed Maximum   Proposed Maximum
       Securities           Amount to Be        Offering      Aggregate Offering      Amount of
    to be Registered       Registered(1)   Price Per Share(2)      Price(2)      Registration Fee(3)
----------------------------------------------------------------------------------------------------
Class A Common Stock,
 $.001 par value........     4,600,000           $30.75          $141,450,000          $39,324

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--------------------------------------------------------------------------------
(1) Includes 600,000 shares of Class A Common Stock that may be sold pursuant to the underwriters' over-allotment options.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(3) Paid on January 21, 1999.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             EXPLANATORY NOTE

      This Amendment No. 2 ("Amendment No. 2") to Registration Statement on Form S-1 (Registration No. 333-70919) is being filed with the Securities and Exchange Commission solely to add the following Exhibits:

   1.1 Form of Underwriting Agreement.
   5.1 Opinion of Latham & Watkins.
 10.14 Modification of Business Loan/Security Agreement between the Company and
       NationsBank, N.A. dated September 25, 1998.
 10.15 Commitment Letter to the Company from NationsBank, N.A. dated January
       29, 1999.
 10.23 Consent of Latham & Watkins (included in Exhibit 5.1).

      This Amendment No. 2 does not include a form of prospectus.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses Of Issuance And Distribution

      The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the Class A Common Stock being registered hereby. All of the amounts shown are estimates except for the Commission registration fee, NASD filing fee, and Nasdaq National Market Listing Fees.

     Commission Registration Fee...................................... $ 39,324
     NASD Filing Fee..................................................   14,645
     Nasdaq National Market Listing Fees..............................   17,500
     Accounting Fees and Expenses.....................................  100,000
     Blue Sky Fees and Expenses.......................................    5,000
     Legal Fees and Expenses..........................................  200,000
     Printing and Engraving Expenses..................................  200,000
     Transfer Agent Fees..............................................    5,000
     Miscellaneous Expenses...........................................   18,531
                                                                       --------
        Total......................................................... $600,000
                                                                       ========

Item 14. Indemnification Of Directors And Officers

      Section 145 of the General Corporation Law of the State of Delaware ("Section 145") permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful.

      In the case of an action by or in the right of the corporation, Section 145 permits the corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation. No indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding two paragraphs, Section 145 requires that such person be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

      Section 145 provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

      The Company's Certificate provides that an officer or director of the Company will not be personally liable to the Company or its stockholders for monetary damages for any breach of his fiduciary duty as an officer or director, except in certain cases where liability is mandated by the DGCL. The provision has no effect on any non-monetary remedies that may be available to the Company or its stockholders, nor does it relieve the Company or its officers or directors from compliance with federal or state securities laws. The Certificate also generally provides that the Company shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, investigation, administrative hearing or any other proceeding (each, a "Proceeding") by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, against expenses incurred by him in connection with such Proceeding. An officer or director shall not be entitled to indemnification by the Company if (1) the officer or director did not act in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, or (2) with respect to any criminal action or proceeding, the officer or director had reasonable cause to believe his conduct was unlawful.

      The Underwriting Agreement filed herewith as Exhibit 1.1 provides for indemnification of the directors, certain officers and controlling persons of the Company by the Underwriters against certain civil liabilities, including liabilities under the Securities Act.

Item 15. Recent Sales Of Unregistered Securities

      The following transactions reflect the issuance during the previous three years of securities not registered under the Securities Act:

      1. At various times during the period from March 31, 1996 through June 10, 1998, the Company has granted to employees and directors options to purchase an aggregate of 5,998,603 shares of Common Stock with exercise prices ranging from $0.50 to $12.00.

      2. On February 28, 1995, the Company issued 1,327,224.32 shares of Common Stock for an aggregate purchase price of $142,152.75 to four employees of the Company. The purchase price for the Common Stock was to be paid in four cash installments, the first due on the date of issuance and the remaining payments due on December 31 of each year over the next three-year period.

      3. On March 23, 1995, the Company issued 294,938.72 shares of the Common Stock for a purchase price of $31,589.50 to an employee of the Company. The purchase price for the Common Stock was to be paid in four cash installments, the first due on the date of issuance and the remaining payments due on December 31 of each year over the next three-year period.

      4. On March 29, 1995, the Company issued 44,240.80 shares of the Common Stock for a purchase price of $4,738.42 to an employee of the Company. The purchase price for the Common Stock was to be paid in four cash installments, the first due on the date of issuance and the remaining payments due on December 31 of each year over the next three-year period.

      5. On January 10, 1996, the Company issued 147,469.44 shares of the Common Stock for a purchase price of $15,794.75 to an employee of the Company. The purchase price for the Common Stock was to be paid in three cash installments, the first due on the date of issuance and the remaining payments due on December 31 of each year over the next two-year period.

      6. Effective January 1, 1998, the Company issued a total of 1,401,641 shares of Common Stock to Messrs. Saylor and Bansal in exchange for their interests in certain of the Company's international subsidiaries.

      All of the shares of Common Stock described in paragraphs 2 through 6 above were changed and converted into shares of Class A Common Stock and exchanged for an identical number of shares of Class B Common Stock prior to consummation of the initial public offering. The issuances of the securities described above were made in reliance on one or more of the exemptions from registration under the Securities Act, including those provided for by Section 4(2) and Rule 701 thereunder. The purchasers of these securities represented that they had adequate access, through their employment with the Company, to information about the Company.

Item 16. Exhibits And Financial Statement Schedules

      (a)Exhibits

 Exhibit
 Number  Description
 ------- -----------
   1.1   Form of Underwriting Agreement.
   3.1   Certificate of Incorporation, as amended, of the Company.**
   3.2   Bylaws of the Company.**
   4.1   Form of Certificate of Class A Common Stock of the Company.**
   5.1   Opinion of Latham & Watkins.
  10.1   Stock Purchase Agreement dated September 8, 1991 between the Company and Sanju K. Bansal.**
  10.2   Stock Purchase Agreement dated October 11, 1992 between the Company and Charles A. Veley.**
  10.3   Stock Purchase Agreement dated February 28, 1995 between the Company and Eduardo S. Sanchez.**
  10.4   Stock Purchase Agreement dated February 28, 1995 between the Company and Stephen S. Trundle.**
  10.5   1996 Stock Plan (as amended) of the Company.***
  10.6   1997 Director Option Plan of the Company.**
  10.7   Standard Office Lease between Tycon Tower I Investment Limited
         Partnership and the Company dated May 30, 1997.**
  10.8   Sublease Agreement between Capital One Services, Inc. and the Company dated August 28, 1997.**
         Sublease between Arthur Andersen LLP and the Company dated June 6,
  10.9   1996.**
         Sublease between Landmark Systems Corporation and the Company dated
 10.10   July 28, 1994.**
 10.11   Business Loan/Security Agreement between the Company and NationsBank,
         N.A., dated December 10, 1996.**
 10.12   Modification of Business Loan/Security Agreement between the Company and NationsBank, N.A. dated November 20, 1997.**
 10.13   Lease Agreement between Prentiss Properties Acquisition Partners, L.P.
         and the Company dated August 14, 1998.****
 10.14   Modification of Business Loan/Security Agreement between the Company and NationsBank, N.A. dated September 25, 1998.
 10.15   Commitment Letter to the Company from NationsBank, N.A. dated January
         29, 1999.
  21.1   Subsidiaries of the Company.**
  23.1   Consent of PricewaterhouseCoopers LLP.*

 Exhibit
 Number  Description
 ------- -----------
 23.2    Consent of Latham & Watkins (included in Exhibit 5.1).
 24.1    Power of Attorney.*
 27.1    Financial Data Schedule.*

--------
    * Previously filed and unchanged.

   ** Filed as the identically numbered exhibit with the Company's Registration
      Statement on Form S-1 (Registration No. 333-49899) and incorporated by reference herein.

  *** Filed as Exhibit 10.1 with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 000-24435), and incorporated by reference herein.

 **** Filed as Exhibit 10.2 with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 000-24435), and incorporated by reference herein.

      (b)Financial Statement Schedules

      The following schedule to the Financial Statements of the Company and its subsidiaries is included in this Registration Statement:

     Schedule   Description
     --------   -----------
        I       Valuation and Qualifying Accounts and Reserves

Item 17. Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

      (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, MicroStrategy Incorporated has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vienna, Virginia on February 9, 1999.

                                            MicroStrategy Incorporated

                                                        /s/ Mark S. Lynch
                                               By: ----------------------------
                                                          Mark S. Lynch
                                                   Vice President, Finance and
                                                     Chief Financial Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Name                             Title                    Date
               *                 Chairman of the Board, Chief      February 9, 1999
-------------------------------   Executive Officer and President
       Michael J. Saylor          (Principal Executive Officer)

               *                 Executive Vice President, Chief   February 9, 1999
-------------------------------   Operating Officer and Director
        Sanju K. Bansal

       /s/ Mark S. Lynch         Vice President, Finance and       February 9, 1999
-------------------------------   Chief Financial Officer
         Mark S. Lynch            (Principal Financial and
                                  Accounting Officer)

               *                 Director                          February 9, 1999
-------------------------------
        Frank A. Ingari

               *                 Director                          February 9, 1999
-------------------------------
      Ralph S. Terkowitz

               *                 Director                          February 9, 1999
-------------------------------
      Jonathan J. Ledecky

* By: /s/ Mark S. Lynch
  --------------------------
         Mark S. Lynch
       Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number  Description                                                       Page
 ------- -----------                                                       ----
   1.1   Form of Underwriting Agreement.
   3.1   Certificate of Incorporation, as amended, of the Company.**
   3.2   Bylaws of the Company.**
   4.1   Form of Certificate of Class A Common Stock of the Company.**
   5.1   Opinion of Latham & Watkins.
  10.1   Stock Purchase Agreement dated September 8, 1991 between the
         Company and Sanju K. Bansal.**
  10.2   Stock Purchase Agreement dated October 11, 1992 between the
         Company and Charles A. Veley.**
  10.3   Stock Purchase Agreement dated February 28, 1995 between the
         Company and Eduardo S. Sanchez.**
  10.4   Stock Purchase Agreement dated February 28, 1995 between the
         Company and Stephen S. Trundle.**
  10.5   1996 Stock Plan (as amended) of the Company.***
  10.6   1997 Director Option Plan of the Company.**
  10.7   Standard Office Lease between Tycon Tower I Investment Limited
         Partnership and the Company dated May 30, 1997.**
  10.8   Sublease Agreement between Capital One Services, Inc. and the
         Company dated August 28, 1997.**
         Sublease between Arthur Andersen LLP and the Company dated June
  10.9   6, 1996.**
 10.10   Sublease between Landmark Systems Corporation and the Company dated July 28, 1994.**
 10.11   Business Loan/Security Agreement between the Company and
         NationsBank, N.A., dated December 10, 1996.**
 10.12   Modification of Business Loan/Security Agreement between the
         Company and NationsBank, N.A. dated November 20, 1997.**
 10.13   Lease Agreement between Prentiss Properties Acquisition
         Partners, L.P. and the Company dated August 14, 1998.****
 10.14   Modification of Business Loan/Security Agreement between the
         Company and NationsBank, N.A. dated September 25, 1998.
 10.15   Commitment Letter to the Company from NationsBank, N.A. dated
         January 29, 1999.
  21.1   Subsidiaries of the Company.**
  23.1   Consent of PricewaterhouseCoopers LLP.*
  23.2   Consent of Latham & Watkins (included in Exhibit 5.1).
  24.1   Power of Attorney.*
  27.1   Financial Data Schedule.*

--------
    * Previously filed and unchanged.
   ** Filed as the identically numbered exhibit with the Company's Registration
      Statement on Form S-1 (Registration No. 333-49899) and incorporated by reference herein.


  *** Filed as Exhibit 10.1 with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 000-24435), and incorporated by reference herein.

 **** Filed as Exhibit 10.2 with the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (File No. 000-24435), and incorporated by reference herein.